Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 4, 2025, relating to the financial statements of Telomir Pharmaceuticals, Inc. as of and for the year ended December 31, 2024, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
February 14, 2025